Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

ATLANTIC UNION BANKSHARES CORPORATION,

and

AMERICAN NATIONAL BANKSHARES INC.

Dated as of July 24, 2023

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of AMNB Common Stock	2
1.6	Buyer Stock	3
1.7	Treatment of AMNB Equity Awards	4
1.8	Articles of Incorporation	4
1.9	Bylaws	4
1.10	Directors and Officers	4
1.11	Tax Consequences	4
1.12	Bank Merger	4

ARTICLE II

EXCHANGE OF SHARES

2.1	Buyer to Make Consideration Available	5
2.2	Exchange of Shares	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMNB

3.1	Corporate Organization	8
3.2	Capitalization	10
3.3	AMNB Subsidiaries	11
3.4	Authority; No Violation	12
3.5	Consents and Approvals	13
3.6	Regulatory Reports	13
3.7	Financial Statements	14
3.8	Broker’s Fees	16
3.9	Absence of Certain Changes or Events	17
3.10	Legal Proceedings	17
3.11	Taxes and Tax Returns	18
3.12	Employee Benefits and Employees	19
3.13	Compliance with Applicable Law	24
3.14	Certain Contracts	26
3.15	Agreements with Regulatory Agencies	28
3.16	Risk Management Instruments	29

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3.17	Environmental Matters	29
3.18	Investment Securities and Commodities	29
3.19	Real Property	30
3.20	Intellectual Property	30
3.21	Customer Relationships	32
3.22	Related Party Transactions	32
3.23	State Takeover Laws	33
3.24	Reorganization	33
3.25	Opinion	33
3.26	AMNB Information	33
3.27	Loan Portfolio	33
3.28	Deposits	34
3.29	Insurance	35
3.30	Investment Advisory, Insurance and Broker-Dealer Matters	35
3.31	No Other Representations or Warranties	36

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Corporate Organization	37
4.2	Capitalization	38
4.3	Buyer Subsidiaries	39
4.4	Authority; No Violation	39
4.5	Consents and Approvals	40
4.6	Regulatory Reports	40
4.7	Financial Statements	41
4.8	Broker’s Fees	43
4.9	Absence of Certain Changes or Events	43
4.10	Legal Proceedings	44
4.11	Taxes and Tax Returns	44
4.12	Compliance with Applicable Law	45
4.13	State Takeover Laws	45
4.14	Reorganization	46
4.15	Buyer Information	46
4.16	Insurance	46
4.17	No Other Representations or Warranties	46

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	47
5.2	AMNB Forbearances	47
5.3	Buyer Forbearances	51

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	52
6.2	Access to Information; Confidentiality	54
6.3	Shareholder Approval	55
6.4	Operating Functions	56
6.5	AMNB Benefit Plans	56
6.6	Indemnification; Directors’ and Officers’ Insurance	59
6.7	Additional Agreements	60
6.8	Advice of Changes	60
6.9	Litigation	61
6.10	Corporate Governance	61
6.11	Acquisition Proposals	62
6.12	Public Announcements	64
6.13	Change of Method	64
6.14	Restructuring Efforts	64
6.15	Takeover Statutes	65
6.16	Tax Treatment	65
6.17	Exemption from Liability Under Section 16(b)	65
6.18	Listing	66
6.19	Treatment of AMNB Indebtedness	66

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	67
7.2	Conditions to Obligations of Buyer	67
7.3	Conditions to Obligations of AMNB	68

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	69
8.2	Effect of Termination	70

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	72
9.2	Extension; Waiver	72
9.3	Nonsurvival of Representations, Warranties and Agreements	72
9.4	Expenses	72

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9.5	Notices	72
9.6	Interpretation	73
9.7	Counterparts	74
9.8	Entire Agreement	74
9.9	Governing Law; Jurisdiction	74
9.10	Waiver of Jury Trial	75
9.11	Assignment; Third-Party Beneficiaries	75
9.12	Specific Performance	75
9.13	Severability	76
9.14	Confidential Supervisory Information	76
9.15	Delivery by Facsimile or Electronic Transmission	76

Exhibit A – Form of Affiliate Agreement

Exhibit B – Executive Agreement

Exhibit C – Form of Plan of Merger

Exhibit D – Form of Subsidiary Plan of Merger

Schedule I – AMNB Directors

Schedule II – AMNB Executives

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INDEX OF DEFINED TERMS

Page
ACL	15
Acquisition Proposal	63
affiliate	74
Affiliate Agreements	1
Agreement	1
AMNB	1
AMNB Agent	35
AMNB Articles	9
AMNB Bank	1
AMNB Bank Common Stock	11
AMNB Benefit Plans	19
AMNB Board Recommendation	55
AMNB Bylaws	9
AMNB Charters	59
AMNB Common Stock	2
AMNB Contract	28
AMNB Directors	61
AMNB Disclosure Schedule	8
AMNB ERISA Affiliate	19
AMNB Financial Statements	14
AMNB Indemnified Parties	59
AMNB Insiders	66
AMNB Meeting	55
AMNB Owned Properties	30
AMNB Pension Plan	20
AMNB Qualified Plans	20
AMNB Real Property	30
AMNB Regulatory Agreement	28
AMNB Restricted Stock Award	4
AMNB SEC Reports	14
AMNB Securities	11
AMNB Subsidiary	9
AMNB Subsidiary Securities	12
Articles of Merger	2
Bank Merger	1
BFI	13
BHC Act	8
business day	74
Buyer	1
Buyer Articles	4
Buyer Bank	1
Buyer Bank Articles	37
Buyer Bank Bylaws	37

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Buyer Benefit Plan	58
Buyer Bylaws	4
Buyer Common Stock	3
Buyer Disclosure Schedule	36
Buyer Equity Awards	38
Buyer Financial Statements	41
Buyer Performance-Based RSU Awards	38
Buyer Restricted Stock Awards	38
Buyer SEC Reports	41
Buyer Stock Options	38
Chosen Courts	75
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	54
Covered Employees	56
CRA	24
Current Employees	56
DOL	20
Effective Time	2
Enforceability Exceptions	12
Environmental Laws	29
ERISA	19
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
FDIC	10
Federal Reserve Board	13
FINRA	35
GAAP	9
Governmental Entity	13
Intellectual Property	31
Investment Advisers Act	35
IRS	20
knowledge	74
Liens	11
Litigation	17
Loans	34
made available	74
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	53
Merger	1
Merger Consideration	3
Mergers	1
Money Laundering Laws	25

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Multiemployer Plan	19
Multiple Employer Plan	20
Nasdaq	13
New Certificates	5
NYSE	6
OCC	13
Old Certificate	3
Ordinary Course	47
Pension Plan Termination	57
Permitted Liens	30
person	74
Personal Data	24
Plan of Merger	2
Premium Cap	59
Proxy Statement/Prospectus	52
Recommendation Change	55
Registration Statement	52
Regulatory Agencies	13
Regulatory Reports	13
Representatives	16
Requisite AMNB Vote	12
Requisite Regulatory Approvals	53
Sanctioned Countries	25
Sanctions	25
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14
Security Breach	24
Series A Preferred Stock	38
Subsidiary	9
Subsidiary Plan of Merger	5
Superior Proposal	63
Surviving Bank	4
Surviving Corporation	1
Systems	31
Takeover Statutes	33
Tax	19
Tax Return	19
Taxes	19
Termination Date	70
Termination Fee	71
VSCA	2
VSCC	2

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2023 (this “Agreement”), is by and between American National Bankshares Inc., a Virginia corporation (“AMNB”), and Atlantic Union Bankshares Corporation, a Virginia corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Buyer and AMNB have determined that it is in the best interests of their respective companies and shareholders to consummate the transaction provided for herein, pursuant to which AMNB will, on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, merge with and into Buyer (the “Merger”), with Buyer as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, immediately following the Merger, American National Bank and Trust Company, a national banking association and wholly owned subsidiary of AMNB (“AMNB Bank”), will merge with and into Atlantic Union Bank, a bank duly chartered under the laws of the Commonwealth of Virginia and wholly owned subsidiary of Buyer (“Buyer Bank”), with Buyer Bank as the surviving bank (the “Bank Merger,” and together with the Merger, the “Mergers”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer and AMNB have approved the Mergers and adopted this Agreement, and the Board of Directors of AMNB has resolved to recommend that the shareholders of AMNB approve the Merger and this Agreement;

WHEREAS, as a condition and an inducement for Buyer to enter into this Agreement, each of the directors and certain executive officers of AMNB have simultaneously herewith entered into an Affiliate Agreement (the “Affiliate Agreements”), in the form of Exhibit A hereto;

WHEREAS, as a condition and an inducement for Buyer to enter into this Agreement, certain employee of AMNB set forth in Exhibit B hereto have simultaneously herewith entered into executive consulting agreement with Buyer, to be effective upon the Closing;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”), at the Effective Time, AMNB shall merge with and into Buyer pursuant to the Plan of Merger, substantially in the form of Exhibit C hereto (“Plan of Merger”). Buyer shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of AMNB shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Richmond, Virginia time, on the first (1st) day of the calendar month immediately following the calendar month in which the last of the conditions set forth in Article VII hereof have been satisfied or waived in writing (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), as determined by Buyer; provided, that, if such satisfaction or waiver occurs on or after the twentieth (20th) day of a calendar month, the Closing will take place on the first (1st) day of the calendar month that is the second calendar month from the month in which such satisfaction or waiver occurs, in each case, unless another date, time or place is agreed to by AMNB and Buyer; provided, further, that notwithstanding the foregoing, the Closing shall take place no earlier than January 1, 2024. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by AMNB and Buyer) prior to the Closing Date, AMNB and Buyer, respectively, shall cause to be filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (collectively, the “Articles of Merger”) with the Virginia State Corporation Commission (the “VSCC”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the VSCA or at such later time as shall be provided by applicable law (such time referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

1.5 Conversion of AMNB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, AMNB or the holder of any securities of Buyer or AMNB:

(a) Subject to Section 2.2(d), each share of the common stock, par value $1.00 per share, of AMNB (the “AMNB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of AMNB Common Stock owned by AMNB or Buyer (in each case other than shares of AMNB Common Stock (i) held in trust accounts, managed accounts, mutual funds, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in AMNB Benefit Plans or (ii) held, directly or indirectly, by AMNB or Buyer in respect of debts previously contracted), shall be converted in accordance with the procedures set forth in this Agreement, into the right to receive 1.35 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $1.33 per share, of Buyer (the “Buyer Common Stock”).

(b) All of the shares of AMNB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of AMNB Common Stock (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of AMNB Common Stock) shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Buyer Common Stock which such shares of AMNB Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of AMNB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(d), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Buyer Common Stock or AMNB Common Stock or securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock or AMNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, redenomination, stock dividend or distribution, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, merger, issuer tender or exchange offer or other similar transaction, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Buyer and the holders of AMNB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit AMNB or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of AMNB Common Stock that are owned, directly or indirectly, by AMNB or Buyer (in each case other than shares of AMNB Common Stock (i) held in trust accounts, managed accounts, mutual funds, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in AMNB Benefit Plans or (ii) held, directly or indirectly, by AMNB or Buyer in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Buyer Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Buyer Stock. At and after the Effective Time, each share of capital stock of Buyer and Buyer Bank issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Buyer and Buyer Bank, respectively, and shall not be affected by the Mergers.

1.7 Treatment of AMNB Equity Awards.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each award of AMNB Common Stock that is unvested or subject to similar contingency (a “AMNB Restricted Stock Award”) and outstanding immediately prior to the Effective Time shall fully vest and be converted automatically into the right to receive the Merger Consideration pursuant to Section 1.5(a) and Buyer shall treat the shares of AMNB Common Stock subject to such AMNB Restricted Stock Award in the same manner as all other shares of AMNB Common Stock for such purposes. Buyer and its affiliates shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the AMNB Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable Tax law.

(b) As of the Effective Time, the AMNB 2018 Equity Compensation Plan (the “AMNB Equity Plan”) shall be terminated, effective as of the Closing Date and contingent upon the occurrence of the Closing, and no further AMNB Restricted Stock Awards, options, shares of restricted stock, restricted stock units, equity interests or other equity awards or rights with respect to shares of capital stock of AMNB shall be granted thereunder.

(c) At or prior to the Effective Time, AMNB, the Board of Directors of AMNB or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.

1.8 Articles of Incorporation. The articles of incorporation of Buyer in effect immediately prior to the Effective Time (the “Buyer Articles”) shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable law.

1.9 Bylaws. The bylaws of Buyer in effect immediately prior to the Effective Time (the “Buyer Bylaws”) shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable law.

1.10 Directors and Officers. Subject to Section 6.10, the directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Immediately following the Merger, AMNB Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of

AMNB Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form of Exhibit D hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (a) AMNB shall cause the Board of Directors of AMNB Bank to approve the Subsidiary Plan of Merger, AMNB, as the sole shareholder of AMNB Bank, shall approve the Subsidiary Plan of Merger and AMNB shall cause the Subsidiary Plan of Merger to be duly executed by AMNB Bank and delivered to Buyer, and (b) Buyer shall cause the Board of Directors of Buyer Bank to approve the Subsidiary Plan of Merger, Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger and Buyer shall cause the Subsidiary Plan of Merger to be duly executed by Buyer Bank and delivered to AMNB. Prior to the Effective Time, AMNB shall cause AMNB Bank, and Buyer shall cause Buyer Bank, to execute and file such applicable articles of merger, and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Buyer to Make Consideration Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company designated by Buyer and reasonably acceptable to AMNB (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at Buyer’s option, evidence in book-entry form, representing shares of Buyer Common Stock to be issued pursuant to Article I (collectively, referred to herein as “New Certificates”), and any cash in lieu of any fractional shares to be paid pursuant to Section 2.2(d) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Buyer Common Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) Within five (5) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of AMNB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Buyer Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Buyer Common Stock and any cash in lieu of fractional shares which the shares of AMNB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent in accordance with instructions in the transmittal letter (it being understood that no certificates shall be required to be delivered for shares of AMNB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, if applicable, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (i) a New Certificate representing that number of whole shares of Buyer Common Stock to which such holder of AMNB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration, any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.

(b) No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate (or provide affidavit of loss in lieu thereof) in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock that the shares of AMNB Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) At and after the Effective Time, the share transfer books of AMNB shall be closed, and thereafter there shall be no further registration of transfers of shares of AMNB Common Stock. From and after the Effective Time, holders who held shares of AMNB Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 2.2, each Old Certificate theretofore representing shares of AMNB Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor. On or after the Effective Time, any Old Certificate presented to the Exchange Agent or the Surviving Corporation for any reason shall be cancelled and exchanged for New Certificates representing shares of Buyer Common Stock and any cash in lieu of fractional shares and any dividends or distributions as provided in this Article II.

(d) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of AMNB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Buyer Common Stock on the New York Stock Exchange (“NYSE”) as

reported by The Wall Street Journal for the consecutive period of ten (10) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of AMNB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of AMNB Common Stock as of the date that is twelve (12) months following the Effective Time shall be paid to the Surviving Corporation. Any former holders of AMNB Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Buyer Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each former share of AMNB Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, AMNB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of AMNB Common Stock for any amount that would have otherwise been payable in respect of any Old Certificate from the Exchange Fund delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Each and any of Buyer and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Buyer Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of AMNB Common Stock or AMNB Restricted Stock Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Buyer or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of AMNB Common Stock or AMNB Restricted Stock Awards in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

(g) In the event any Old Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Buyer Common Stock, any cash in lieu of fractional shares and/or any dividends or distributions, as applicable, deliverable in respect thereof pursuant to this Agreement.

(h) If any Old Certificates shall not have been surrendered prior to three (3) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMNB

Except (a) as disclosed in the disclosure schedule delivered by AMNB to Buyer concurrently herewith (the “AMNB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the AMNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by AMNB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to other sections or (b) as disclosed in any AMNB SEC Report (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), AMNB hereby represents and warrants to Buyer as follows:

3.1 Corporate Organization.

(a) AMNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). AMNB has the power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. AMNB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, AMNB or the Surviving Corporation, as the case may be, any effect, change, event, fact, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles

(“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (E), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the articles of incorporation of AMNB (the “AMNB Articles”) and the bylaws of AMNB (the “AMNB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by AMNB to Buyer. The AMNB Articles and AMNB Bylaws comply with applicable law.

(b) AMNB Bank is a national banking association duly chartered, validly existing and in good standing under the laws of the United States and a direct, wholly owned Subsidiary of AMNB. AMNB Bank has the power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. AMNB Bank is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB. True and complete copies of the articles of association of AMNB Bank, as amended, and the bylaws of AMNB Bank, as amended, in each case as in effect as of the date of this Agreement, have previously been made available by AMNB to Buyer. The articles of association of AMNB Bank, as amended, and the bylaws of AMNB Bank, as amended, comply with applicable law.

(c) Each Subsidiary of AMNB (a “AMNB Subsidiary”) other than AMNB Bank (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except for jurisdictions where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB and (iii) has all requisite corporate or similar power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of AMNB or any Subsidiary of AMNB to pay dividends or distributions except, in the case of AMNB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities (including under federal laws or the laws of the Commonwealth of Virginia or state law applicable to such Subsidiary). The deposit accounts of AMNB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of AMNB, threatened. Section 3.1(c) of the AMNB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of AMNB, indicating for each such AMNB Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding and the owner thereof, as of the date hereof. Neither AMNB nor any Subsidiary of AMNB is in material violation of any of the provisions of their respective articles or certificate of incorporation or bylaws (or comparable organizational documents). There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of AMNB other than the AMNB Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of AMNB consists of 20,000,000 shares of AMNB Common Stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $5.00 per share. As of the date of this Agreement, there are (i) 10,623,778 shares of AMNB Common Stock issued and outstanding, including 86,511 shares of AMNB Common Stock granted in respect of outstanding AMNB Restricted Stock Awards, (ii) no shares of AMNB Common Stock held in treasury, (iii) no preferred stock issued and outstanding and (iv) no other shares of capital stock or other voting securities or equity interests of AMNB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of AMNB’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable laws. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of AMNB may vote. None of the outstanding shares of AMNB’s capital stock has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of AMNB. As of the date of this Agreement, no trust preferred or subordinated debt securities of AMNB or any of its Subsidiaries are issued or outstanding.

(b) Other than (i) AMNB Restricted Stock Awards issued prior to the date of this Agreement as described in Section 3.2(a) and (ii) as set forth in Section 3.2(b) of the AMNB Disclosure Schedule, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in AMNB, or contracts, commitments, understandings or arrangements by which AMNB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in AMNB, or that otherwise obligate AMNB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “AMNB Securities”).

(c) Other than AMNB Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of AMNB or any of its Subsidiaries) are outstanding. No AMNB Subsidiary owns any capital stock of AMNB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which AMNB or any of its Subsidiaries is a party with respect to the voting or transfer of AMNB Common Stock, capital stock or other voting or equity securities or ownership interests of AMNB or granting any shareholder or other person any registration rights.

(d) All of the shares of AMNB Common Stock subject to AMNB Restricted Stock Awards will be, when issued in accordance with such AMNB Restricted Stock Award, duly authorized, validly issued, fully paid and nonassessable. Each AMNB Restricted Stock Award (i) was granted in accordance with the terms of the applicable AMNB Equity Plan and all applicable law and (ii) is exempt from Section 409A of the Code. The treatment of the AMNB Restricted Stock Awards provided for under Section 1.7 complies with the requirements of the applicable AMNB Equity Plan and award agreement and applicable law.

3.3 AMNB Subsidiaries.

(a) The authorized capital stock of AMNB Bank consists of 300,000 shares of common stock, par value $10.00 per share (the “AMNB Bank Common Stock”), and 300,000 shares of AMNB Bank Common Stock are outstanding as of the date of this Agreement.

(b) AMNB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the AMNB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law), with no personal liability attaching to the ownership thereof, and all such shares of capital stock have been issued or granted, as applicable, in material compliance with all applicable laws. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any AMNB Subsidiary, or contracts, commitments, understandings or arrangements by which any AMNB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such AMNB Subsidiary, or otherwise obligating any AMNB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “AMNB Subsidiary Securities”).

3.4 Authority; No Violation.

(a) AMNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of AMNB. The Board of Directors of AMNB has determined that this Agreement and the Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of AMNB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to AMNB’s shareholders as required by applicable law and the AMNB Articles and the AMNB Bylaws for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the required approval of this Agreement by the affirmative vote of the holders of more than two-thirds of the outstanding shares of AMNB Common Stock entitled to vote on this Agreement (the “Requisite AMNB Vote”), no other corporate proceedings on the part of AMNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AMNB and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of AMNB, enforceable against AMNB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite AMNB Vote, neither the execution and delivery of this Agreement by AMNB nor the consummation by AMNB of the transactions contemplated hereby (including the Mergers), nor compliance by AMNB with any of the terms or provisions hereof, will (i) violate any provision of the AMNB Articles, the AMNB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any AMNB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to AMNB or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of AMNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which

AMNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults that, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB.

3.5 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE or Nasdaq Global Select Market (“Nasdaq”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and Bank Merger Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Securities and Exchange Commission (the “SEC”), and approval of such applications, filings and notices, (d) the filing of any required notices with the Office of the Comptroller of the Currency (the “OCC”), (e) the filing of any required applications, filings and notices, as applicable, with the Bureau of Financial Institutions (the “BFI”) of the VSCC in connection with the Mergers, and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement (in which the Proxy Statement/Prospectus will be included), and the declaration of effectiveness of the Registration Statement, (g) the filing of the Articles of Merger with the VSCC pursuant to the VSCA, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) or any third party are necessary in connection with (i) the execution and delivery by AMNB of this Agreement or (ii) the consummation by AMNB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, AMNB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers on a timely basis.

3.6 Regulatory Reports.

(a) AMNB and each of its Subsidiaries have timely filed (or furnished, as applicable) all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the OCC, (v) the FDIC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (clauses (i) – (vii), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (collectively, “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith in compliance in all material respects with applicable law. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the Ordinary Course, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of AMNB, investigation into the business or operations of AMNB or any of its Subsidiaries since January 1, 2020. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were true and complete in all material respects and in compliance in all material respects with the requirements of any applicable law and of the applicable Regulatory Agency. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the Ordinary Course, there (A) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of AMNB or any of its Subsidiaries and (B) are not any unresolved inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of AMNB or any of its Subsidiaries since January 1, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB. Since January 1, 2020, AMNB has been in material compliance with applicable listing and corporate governance rules and regulations of Nasdaq.

(b) A true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by AMNB or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, as applicable (the “Exchange Act”), as the case may be, since January 1, 2020 (the “AMNB SEC Reports”) is publicly available. No such AMNB SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all AMNB SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of AMNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the AMNB SEC Reports.

3.7 Financial Statements.

(a) The financial statements of AMNB and its Subsidiaries included (or incorporated by reference) in the AMNB SEC Reports (including the related notes, where applicable) (“AMNB Financial Statements”) (i) are true and complete in all material respects, (ii) have been prepared from, and are in accordance with, the books and records of AMNB and its Subsidiaries, (iii) fairly present in all material respects the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows and consolidated balance sheets of AMNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iv) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (v) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2020, no independent public accounting firm of AMNB has resigned (or informed AMNB that it intends to resign) or been dismissed as independent public accountants of AMNB as a result of or in connection with any disagreements with AMNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The financial statements contained in the Call Reports of AMNB Bank for the periods ended on or after January 1, 2020, (i) are true and complete in all material respects, (ii) have been prepared from, and are in accordance with, the books and records of AMNB Bank, (iii) fairly present in all material respects the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows and consolidated balance sheets of AMNB Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iv) complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and with the published rules and regulations with respect thereto, and (v) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c) The allowance for credit losses (“ACL”) reflected in the AMNB Financial Statements was, as of the date of each of the AMNB Financial Statements, in compliance with AMNB’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate as of the date thereof.

(d) Neither AMNB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of AMNB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (including any notes thereto) and for liabilities incurred in the Ordinary Course since March 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(e) The records, systems, controls, data and information of AMNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or leased or provided as a service to, AMNB or its Subsidiaries or accountants (including all means of access thereto and therefrom). AMNB and AMNB Bank (i) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of the AMNB Financial Statements and to ensure that information relating to AMNB, including its Subsidiaries, is made known to the chief executive officer, the chief financial officer, or other members of executive management of AMNB by others within those entities (A) as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions of AMNB and its Subsidiaries and provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of AMNB are being made only in accordance with authorizations of members of executive management of AMNB, and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of AMNB that could have a material effect on its financial statements and (ii) have disclosed, based on its most recent evaluation prior to the date hereof, to AMNB’s outside auditors and the audit committee of AMNB’s Board of Directors (x) any significant deficiencies and material weaknesses (in each case, as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect AMNB’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in AMNB’s internal controls over financial reporting. These disclosures were made in writing by management to AMNB’s auditors and audit committee. To the knowledge of AMNB, there is no reason that AMNB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(f) Since January 1, 2020, (i) neither AMNB nor any of its Subsidiaries, nor, to the knowledge of AMNB, any respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) of AMNB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of AMNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that AMNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing AMNB or any of its Subsidiaries, whether or not employed by AMNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by AMNB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of AMNB or any committee thereof or the Board of Directors or similar governing body of any AMNB Subsidiary or any committee thereof, or to the knowledge of AMNB, to any director or officer of AMNB or any of its Subsidiaries. To AMNB’s knowledge, there has been no instance of fraud by any AMNB Subsidiary, whether or not material.

(g) The independent registered public accounting firm engaged to express its opinion with respect to the AMNB Financial Statements included in AMNB SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.

3.8 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither AMNB nor any AMNB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. AMNB has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by AMNB of Keefe, Bruyette & Woods, Inc., related to the Merger and the other transactions contemplated hereunder.

3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB.

(b) Since December 31, 2022, (i) AMNB and its Subsidiaries have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by AMNB or its Subsidiaries whether or not covered by insurance, (iii) AMNB and its Subsidiaries have not purchased any securities (other than investment securities in the Ordinary Course), or made any acquisition of equity interest or assets of any person other than AMNB Bank, or otherwise acquired direct or indirect control over any person, or entered into a plan of consolidation, merger, share exchange, reorganization, recapitalization, liquidation or dissolution, (iv) AMNB and its Subsidiaries have not sold, transferred, encumbered or otherwise disposed of any of their respective material properties or assets (other than investment securities in the Ordinary Course) to any person other than a wholly owned subsidiary, (v) there has not been any commencement of any construction of new structures or purchase or lease of any real property in respect of any branch of AMNB Bank, or submission of any application to open relocate or close any branch of AMNB Bank, (vi) AMNB has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of AMNB’s capital stock or other equity interests (except for regular quarterly cash dividends), (vii) AMNB and its Subsidiaries have not made, changed or revoked any material Tax election, (viii) there has not been any change in any of AMNB’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax laws, regulatory accounting requirements or GAAP, and (ix) there has not been any increase in the compensation payable or that could become payable by AMNB or its Subsidiaries to officers of AMNB or its Subsidiaries or any amendment of any of the AMNB Benefit Plans other than increases or amendments in the Ordinary Course.

3.10 Legal Proceedings.

(a) Neither AMNB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of AMNB, threatened, legal, administrative, arbitral or other proceedings, claims, actions, audits, hearings, litigation, suits of any nature (“Litigation”) against AMNB or any of its Subsidiaries or any of their current or former directors, executive officers or employees that (a) if adversely determined, would, individually or in the aggregate, be reasonably likely to result in a material restriction on AMNB or any of its Subsidiaries’ businesses or (b) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB, or (c) is challenging the validity, enforceability or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon AMNB, any of its Subsidiaries or the assets of AMNB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation, Buyer or any of their affiliates).

3.11 Taxes and Tax Returns.

(a) Each of AMNB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. Neither AMNB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of AMNB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of AMNB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The accrual for Taxes on the most recent balance sheet of AMNB would be adequate to pay all Tax liabilities of AMNB and its Subsidiaries if its current tax year were treated as ending on the Closing Date. There are no liens with respect to Taxes upon any asset of AMNB or any of its Subsidiaries other than liens for Taxes not yet due and payable. Neither AMNB nor any of its Subsidiaries is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any governmental authority requesting permission for any changes in any of accounting methods of AMNB or any of its Subsidiaries for Tax purposes. Neither AMNB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of AMNB and its Subsidiaries or the assets of AMNB and its Subsidiaries. AMNB has made available to Buyer true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed since January 1, 2020. Neither AMNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. Neither AMNB nor any of its Subsidiaries (i) has been a member of an affiliated group filing a (other than either an agreement or arrangement exclusively between or among AMNB and its Subsidiaries or a commercial Tax indemnity in a contract the primary purpose of which is not Taxes) consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was AMNB) or (ii) has any liability for the Taxes of any person (other than AMNB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither AMNB nor any of its Subsidiaries has been, within the past six (6) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a

“controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither AMNB nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any “tax shelter” within the meaning of Section 6662 of the Code. At no time during the time period specified in Section 897(c)(1)(A)(ii) of the Code has AMNB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, escheat, capital, sales, transfer, stamp, use, license, payroll, employment, social security (or similar, including Federal Insurance Contributions Act), severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.12 Employee Benefits and Employees.

(a) Section 3.12(a)(i) of the AMNB Disclosure Schedule sets forth a true and complete list of all AMNB Benefit Plans. For purposes of this Agreement, the term “AMNB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, equity-based, employee stock ownership, share purchase, bonus or incentive, deferred compensation, retiree medical or life insurance, retirement, pension, profit-sharing, savings, stock bonus, supplemental retirement, severance, termination, change in control, retention, employment, consulting, medical, dental, vision, wellness, employee assistance program, health reimbursement account, health savings account, flexible spending account, cafeteria plan, disability, vacation, holiday or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which AMNB or any Subsidiary or any entity which together with AMNB would be deemed a single employer under Section 414 of the Code or Section 4001(b) of ERISA (a “AMNB ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, sponsored by, contributed to by, or required to be contributed to by AMNB or any of its Subsidiaries or any AMNB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of AMNB or any of its Subsidiaries or any AMNB ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). No AMNB Benefit Plan is subject to any laws other than those of the United States or any state, county or municipality in the United States. Section 3.12(a)(ii) of the AMNB Disclosure Schedule sets forth a true and complete list of all AMNB ERISA Affiliates.

(b) AMNB has made available to Buyer true and complete copies of each AMNB Benefit Plan (and for each such plan that is unwritten, a written description of its material terms) and the following related documents for each such plan, to the extent applicable, (i) all summary plan descriptions, summary of material modifications, and material supplements, (ii) trust agreements, annuity contracts, or any other funding arrangement and amendments thereto, (iii) the annual report (Form 5500) filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iv) the most recently received U.S. Internal Revenue Service (“IRS”) favorable determination letter or opinion letter, (v) the most recently prepared actuarial report and actuarial valuation for each of the last two (2) years, (vi) any non-routine correspondence from the DOL, the IRS, or any other Governmental Entity received in the last six (6) years, and (vii) with respect to AMNB Cash Balance Pension Plan (the “AMNB Pension Plan”), all participant communications, requests for proposals sent to any insurance companies and the responses to the same, and government filings related to the proposed plan termination.

(c) Each AMNB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. No AMNB Benefit Plan is required to be amended within the ninety (90) day period beginning on the Closing Date in order to continue to comply with the provisions of applicable law. Since January 1, 2020, (i) neither AMNB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any AMNB Benefit Plan, and neither AMNB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program, (ii) each AMNB Benefit Plan that is a health or welfare plan has terms that are in material compliance with and has been administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and (iii) no Tax under Sections 4975 through 4980, Sections 4980A through 4980I or Section 5000 of the Code has been incurred or is due with respect to any AMNB Benefit Plan and to the knowledge of AMNB, no circumstance exists which could give rise to such Tax.

(d) Section 3.12(d) of the AMNB Disclosure Schedule sets forth each AMNB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “AMNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each AMNB Qualified Plan that such AMNB Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (which letter has not been revoked) or AMNB may rely upon a favorable prototype opinion letter from the IRS as to such plan’s qualified status, and there are no existing circumstances and no events have occurred that would reasonably be expected to materially and adversely affect the qualified status of any AMNB Qualified Plan. No trust funding any AMNB Benefit Plan is intended to meet the requirements for a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e) None of AMNB and its Subsidiaries nor any AMNB ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of AMNB and its Subsidiaries nor any AMNB ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. None of AMNB, its Subsidiaries nor any AMNB ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to, or incurred any liability with respect to, any single employer defined benefit plan subject to Title IV of ERISA. None of AMNB, its Subsidiaries nor any AMNB ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to, or incurred any liability with respect to, any (i) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (ii) self-funded health or welfare benefit plan. AMNB has made available to Buyer prior to the execution of this Agreement a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each of the AMNB Benefit Plans that is subject to Title IV of ERISA. Each of the AMNB Benefit Plans that is subject to Title IV of ERISA is fully funded on a termination basis and can be terminated immediately after Closing without the need for any additional funding or other costs.

(f) Neither AMNB nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical, or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except for coverage required by Section 4980B of the Code (or similar applicable state or local law) for which the covered individual pays for the full cost of coverage. There are no restrictions on the rights AMNB to amend or terminate any AMNB Benefit Plan that is a retiree health or benefit plan and any such amendment or termination will not result in any liability thereunder.

(g) All contributions required to be made to any AMNB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any AMNB Benefit Plan, for any period through the Closing Date, shall have been timely made or paid in full by the Closing Date or, to the extent not required to be made or paid on or before the Closing Date, shall have been fully reflected on the books and records of AMNB as of the Closing Date to the extent required by GAAP, in each instance, in accordance with the past custom and practice of AMNB. All contributions that are due have been made within the time periods, if any, prescribed by ERISA and the Code.

(h) There are no pending or, to AMNB’s knowledge, threatened claims (other than claims for benefits in the Ordinary Course), lawsuits, investigations, or arbitrations which have been asserted or instituted against the AMNB Benefit Plans, any fiduciaries thereof with respect to their duties to the AMNB Benefit Plans or the assets of any of the trusts under any of the AMNB Benefit Plans that would reasonably be expected to result in any liability of AMNB or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in an AMNB Benefit Plan, or any other party.

(i) None of AMNB, its Subsidiaries, any AMNB ERISA Affiliate nor, to AMNB’s knowledge, any other person, including any fiduciary or other “party-in-interest” (as defined in Section 406 of ERISA) or “disqualified person” (as defined in Section 4975 of the Code), has engaged in any nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the

AMNB Benefit Plans or their related trusts, AMNB, any of its Subsidiaries, any AMNB ERISA Affiliate or any person that AMNB or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any material payment, right or other benefit to any current or former employee, officer, director or other service provider of AMNB or any of its Subsidiaries, other than as explicitly contemplated by this Agreement, (ii) result in an obligation to fund any benefits under a AMNB Benefit Plan or (iii) result in any limitation on the right of AMNB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any AMNB Benefit Plan or related trust. Section 3.12(j) of the AMNB Disclosure Schedule sets forth preliminary calculations with respect to each individual who has a contractual right to severance pay based upon the assumptions set forth in such calculations triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code.

(k) The transactions contemplated by this Agreement will not cause or require AMNB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l) No “reportable event” (as described in ERISA Section 4043(c) and the regulations thereunder and determined without regard to whether the Pension Benefit Guaranty Corporation has waived the requirement to report the occurrence of such event) has occurred with respect to any such AMNB Benefit Plan.

(m) No AMNB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise, and neither AMNB nor any of its Subsidiaries has any obligation to provide for such a gross-up or reimbursement of Taxes.

(n) The AMNB Equity Plan is the only AMNB Benefit Plan under which outstanding equity awards have been or may be granted. The treatment of the AMNB Restricted Stock Awards described in Section 1.7 shall not violate the terms of the AMNB Equity Plan or any agreement governing the terms of such AMNB Restricted Stock Awards. None of the AMNB Restricted Stock Awards are subject to an election under Code section 83(b). Each AMNB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has a plan document that satisfies the requirements of Section 409A of the Code and is and has been in documentary and operational compliance with Section 409A of the Code and the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Code.

(o) There are no pending or, to AMNB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against AMNB or any of its Subsidiaries, or any strikes or other labor disputes against AMNB or any of its Subsidiaries. Neither AMNB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement. There are no organizing efforts by any union or other group seeking to represent any employees of AMNB or any of its Subsidiaries.

(p) AMNB or its Subsidiaries have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the employees due to be paid through the Closing Date. AMNB and its Subsidiaries are and at all times have been in material compliance with all applicable law governing the employment of labor and the withholding of Taxes, including all contractual commitments and all such laws relating to wages, hours, duration of work, overtime, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes and the reporting of Taxes with respect to compensation. AMNB and its Subsidiaries have properly classified, pursuant to applicable law, and for purposes of AMNB Benefit Plans, all independent contractors, consultants and other non-employee service providers engaged by AMNB and its Subsidiaries. No employee of AMNB or its Subsidiaries is a “leased employee” within the meaning of Section 414(n) of the Code.

(q) To AMNB’s knowledge, no employee is a party to, or is otherwise bound by, any agreement or arrangement with a party other than AMNB, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties with AMNB. To AMNB’s knowledge, no employee intends to terminate such employee’s employment with AMNB or its Subsidiaries prior to the Effective Time.

(r) To AMNB’s knowledge, each employee of AMNB and its Subsidiaries is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States. AMNB and its Subsidiaries have completed a Form I-9 (Employment Eligibility Verification) for each employee and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof. No employee of AMNB and its Subsidiaries has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States. No investigation, lawsuit, complaint or proceeding by any Governmental Entity or current or former employee or other service provider with respect to AMNB and its Subsidiaries in relation to the employment of any individual is pending or, to the knowledge of AMNB, threatened, nor has AMNB or any of its Subsidiaries received any notice from any Governmental Entity indicating an intention to conduct the same.

(s) To AMNB’s knowledge, since January 1, 2020, no allegations of sexual or other misconduct, harassment or discrimination have been made against any director, officer or executive employee of AMNB and its Subsidiaries. Since January 1, 2020, AMNB has not entered into any settlement agreement related to material allegations of sexual or other misconduct, harassment or discrimination by any director, officer or executive employee of AMNB and its Subsidiaries.

3.13 Compliance with Applicable Law.

(a) AMNB and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AMNB. There has occurred no material default under any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization. To the knowledge of AMNB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Since January 1, 2020, AMNB and each of its Subsidiaries have materially complied with and are not in material default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to AMNB or any of its Subsidiaries.

(c) Subject to Section 9.14, neither AMNB nor its Subsidiaries has, since January 1, 2020, received a written notification or communication from any Governmental Entity or the staff thereof asserting that AMNB or its Subsidiaries are not in compliance with any law, statute, order, rule, regulation, policy and/or guideline or engaging in an unsafe or unsound activity or in troubled condition.

(d) Since January 1, 2020, AMNB Bank has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable laws.

(e) AMNB Bank has a Community Reinvestment Act (“CRA”) rating of “satisfactory” or better as of its most recently completed CRA examination.

(f) AMNB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). AMNB has not experienced any Security Breach that is, or was, material to the business or operations of AMNB or its Subsidiaries.

(g) Without limitation, none of AMNB or any of its Subsidiaries, or to the knowledge of AMNB, any director, officer, employee, agent or other person acting on behalf of AMNB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of AMNB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of AMNB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of AMNB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of AMNB or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for AMNB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for AMNB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving AMNB or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of AMNB, threatened. AMNB and each of its Subsidiaries has been conducting operations at all times in material compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and AMNB and each of its Subsidiaries has established and maintained a system of internal controls designed to ensure compliance by AMNB and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(h) Neither AMNB nor its Subsidiaries, nor, to AMNB’s knowledge, any director, officer or any other Representative or other person acting on behalf of any of AMNB or its Subsidiaries (i) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (A) Cuba, Iran, North Korea, Sudan, Syria or the Crimea, Luhansk People’s Republic or Donetsk People’s Republic regions of Ukraine (“Sanctioned Countries”), (B) the government of any Sanctioned Country, (C) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (D) any person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (ii) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States law, (iii) is a person currently the subject of any Sanctions, or (iv) is located, organized or resident in any Sanctioned Country.

(i) As of the date hereof, AMNB and each insured depository institution Subsidiary of AMNB is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither AMNB nor any of its

Subsidiaries has received any indication from a Governmental Entity that within one (1) year from the date of this Agreement its status as “well-capitalized” will change or that AMNB’s CRA rating will change to be less than “satisfactory.”

(j) None of AMNB or its Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)), or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).

3.14 Certain Contracts.

(a) As of the date hereof, other than any AMNB Benefit Plan, neither AMNB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that is an employment, severance, termination, consulting or retirement contract;

(iii) with or to a labor union or guild (including any collective bargaining agreement);

(iv) which contains a non-compete or client, employee or customer non-solicit requirement or any other provision, in each case, that materially restricts the ability of AMNB or any of its Subsidiaries (or upon consummation of the Merger, the Surviving Corporation, Buyer or any of their respective Subsidiaries) to engage in any line of business or in any geographic region (in each case, other than non-exclusive, inbound licenses to Intellectual Property rights that are subject to territorial limitations and covenants not to assert, sue or challenge);

(v) (A) that relates to the incurrence of indebtedness by AMNB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from any Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the Ordinary Course), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by AMNB or any of its Subsidiaries of, or any similar commitment by AMNB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $500,000 or more;

(vi) relating to the purchase or sale of any goods or services by AMNB or its Subsidiaries (other than contracts entered into in the Ordinary Course and involving payments under any individual contract not in excess of $500,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any of AMNB or its Subsidiaries in the Ordinary Course);

(vii) entered into by AMNB or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $1,000,000;

(viii) which limits the payment of dividends by AMNB or any of its Subsidiaries;

(ix) that (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of AMNB and its Subsidiaries, taken as a whole or (B) contains any exclusive dealing or “most favored nation” or similar provision granted by AMNB or any of its Subsidiaries and which is not terminable at will (subject to the giving of notice, passage of time, or both) by AMNB;

(x) that involves the payment of more than $250,000 per annum (other than any such contracts which are terminable by AMNB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(xi) pursuant to which any of AMNB or its Subsidiary has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity;

(xii) that is a settlement, consent or similar agreement and contains any material continuing obligations of AMNB or any of its Subsidiaries;

(xiii) that provides for indemnification by AMNB or its Subsidiaries of any person, except for any such contracts entered into in the Ordinary Course;

(xiv) between AMNB or its Subsidiaries, on the one hand, and (A) any officer or director of AMNB or its Subsidiaries, or (B) any (x) record or beneficial owner of five percent (5%) or more of the voting securities of AMNB, (y) affiliate or family member of any such officer, director or record or beneficial owner, or (z) any other affiliate of AMNB, on the other hand, except those of a type available to employees of AMNB generally;

(xv) containing any standstill or similar agreement pursuant to which AMNB or its Subsidiaries have agreed not to acquire assets or equity interests of another person;

(xvi) that provides for (A) the disposition of any significant portion of the assets or business of AMNB or its Subsidiaries, (B) the acquisition, directly or indirectly, of a material portion of the assets or business of any other person (whether by merger, sale of stock or assets or otherwise), or (C) related to any disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(xvii) that is a consulting contract or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by AMNB or any of its Subsidiaries on thirty (30) days or less notice without any required payment or other conditions, other than the condition of notice); and

(xviii) that is material to AMNB or its Subsidiaries or their respective business or assets and not otherwise entered into in the Ordinary Course.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the AMNB Disclosure Schedule is referred to herein as a “AMNB Contract.” AMNB has made available to Buyer true and complete copies of each AMNB Contract in effect as of the date hereof.

(b) (i) Each AMNB Contract is legal, valid and binding on AMNB or one of its Subsidiaries, as applicable, and in full force and effect and is enforceable in accordance with its terms, (ii) AMNB and each of its Subsidiaries have complied with and performed in all material respects all obligations required to be complied with or performed by any of them to date under each AMNB Contract, (iii) to the knowledge of AMNB, each third-party counterparty to each AMNB Contract has complied with and performed all obligations required to be complied with and performed by it to date under such AMNB Contract, (iv) neither AMNB nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation of any AMNB Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of AMNB or any of its Subsidiaries, or to the knowledge of AMNB, any other party thereto, of or under any such AMNB Contract, (vi) there is not pending or, to the knowledge of AMNB, threatened cancellations of any AMNB Contract and (vii) neither AMNB nor any of its Subsidiaries have repudiated or waived any material provision of AMNB Contract. All of the indebtedness of AMNB and its Subsidiaries for money borrowed is pre-payable at any time by AMNB or its Subsidiaries without penalty or premium.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither AMNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the AMNB Disclosure Schedule, a “AMNB Regulatory Agreement”), nor has AMNB or any of its Subsidiaries been advised since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such AMNB Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of AMNB or any of its Subsidiaries or for the account of a customer of AMNB or one of its Subsidiaries, were entered into in the Ordinary Course and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of AMNB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. AMNB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to AMNB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17 Environmental Matters. AMNB and its Subsidiaries are in material compliance, and since January 1, 2020, have materially complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of AMNB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on AMNB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against AMNB. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation. AMNB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing.

3.18 Investment Securities and Commodities.

(a) Each of AMNB and its Subsidiaries has good title to all securities and commodities owned by it that are material to AMNB’s business on a consolidated basis (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of AMNB or its Subsidiaries. Such securities and commodities are valued on the books of AMNB in accordance with GAAP.

(b) AMNB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that AMNB believes are prudent and reasonable in the context of such businesses, and AMNB and its Subsidiaries has, since January 1, 2020, been in material compliance with such policies, practices and procedures. Prior to the date of this Agreement, AMNB has made available to Buyer such policies, practices and procedures.

3.19 Real Property. AMNB or a AMNB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the AMNB SEC Reports as being owned by AMNB or a AMNB Subsidiary or acquired after the date thereof which are material to AMNB’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course) (the “AMNB Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such AMNB SEC Reports or acquired after the date thereof which are material to AMNB’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the AMNB Owned Properties, the “AMNB Real Property”), free and clear of all material Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of AMNB, the lessor. There are no pending or threatened condemnation proceedings against the AMNB Real Property.

3.20 Intellectual Property.

(a) AMNB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than any Permitted Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Each of AMNB and its Subsidiaries is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by AMNB or its Subsidiaries in connection with its business operations, and AMNB and its Subsidiaries has the right to convey by sale or license any Intellectual Property so conveyed. To the knowledge of AMNB, the conduct of the business of AMNB or any of its Subsidiaries and use of any Intellectual Property by AMNB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which AMNB or any AMNB Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to AMNB that AMNB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. No person is challenging, infringing on or otherwise violating any right of AMNB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to AMNB or its Subsidiaries, and neither AMNB nor any AMNB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by AMNB or any AMNB Subsidiary, and AMNB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by AMNB and its Subsidiaries. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by AMNB and its Subsidiaries in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “AMNB” and “AMNB Bank” trademarks will be transferred to Buyer or Buyer Bank in connection with the transactions contemplated by this Agreement and after the Effective Time, no person besides Buyer shall have right and title to the “AMNB” and “AMNB Bank” trademarks and trade names. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) (i) The computer, information technology and data processing systems, facilities and services used by AMNB and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of AMNB and its Subsidiaries as currently conducted, and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of AMNB and its Subsidiaries as currently conducted. No third party or Representative has gained unauthorized access to any Systems owned or controlled by any of AMNB or its Subsidiaries, and AMNB and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of AMNB and its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of AMNB and its Subsidiaries in all material respects. Each of AMNB and its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity attacks and Security Breaches.

(c) Each of AMNB and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the knowledge of AMNB, such trade secrets have not been disclosed by any of AMNB and its Subsidiaries to any person except pursuant to appropriate nondisclosure agreements.

(d) Each current or former employee, consultant or contractor of AMNB and its Subsidiaries who has contributed to the creation or development of any Intellectual Property owned by AMNB or any of its Subsidiaries has executed a nondisclosure and assignment-of-rights agreement for the benefit of AMNB and its Subsidiaries, and AMNB or its Subsidiaries is the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for any of AMNB and its Subsidiaries vesting all rights in work product created in AMNB and its Subsidiaries.

3.21 Customer Relationships.

(a) Each wealth management customer of AMNB or any of its Subsidiaries has been originated and serviced, (i) in all material respects, in conformity with the applicable policies of AMNB and its Subsidiaries, (ii) in all material respects, in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any written instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile, where applicable, and (v) in all material respects, in compliance with all applicable laws and AMNB’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder.

(b) Each contract governing a relationship with a wealth management customer of AMNB or any of its Subsidiaries has been duly and validly executed and delivered by AMNB and each Subsidiary and, to the knowledge of AMNB, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and AMNB and its Subsidiaries have duly performed their obligations thereunder, and AMNB and its Subsidiaries and, to the knowledge of AMNB, such other contracting parties are in compliance with each of the terms thereof.

(c) No contract governing a relationship with a wealth management customer of AMNB or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to AMNB or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) None of AMNB, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of fiduciary duty with respect to any of the accounts maintained on behalf of any wealth management customer of AMNB or any of its Subsidiaries.

3.22 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between AMNB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of AMNB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding AMNB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of AMNB) on the other hand, except those of a type available to employees of AMNB or its Subsidiaries generally, and in the case of AMNB Bank, that are in compliance with Regulation O and Regulation W.

3.23 State Takeover Laws. The Board of Directors of AMNB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the AMNB Articles or AMNB Bylaws (collectively, with any similar provisions of Buyer Articles, Buyer Bylaws, Buyer Bank Articles and Buyer Bank Bylaws, “Takeover Statutes”). In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of AMNB Common Stock in connection with the Merger. Neither AMNB nor its Subsidiaries is the beneficial owner (directly or indirectly) of more than ten percent (10%) of the outstanding capital stock of Buyer entitled to vote in the election of Buyer’s directors.

3.24 Reorganization. AMNB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion. Prior to the execution of this Agreement, the Board of Directors of AMNB has received an opinion (which if initially rendered orally, has been or will be confirmed by a written opinion dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of AMNB Common Stock. Such opinion has not been amended or rescinded.

3.26 AMNB Information. The information relating to AMNB and its Subsidiaries or that is provided by AMNB or its Subsidiaries or their respective Representatives for inclusion in the Registration Statement, the Proxy Statement/Prospectus or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to AMNB and its Subsidiaries and other portions within the reasonable control of AMNB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by AMNB with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Buyer or its Subsidiaries for inclusion in the Registration Statement, the Proxy Statement/Prospectus or in any other document filed with any Governmental Entity in connection herewith.

3.27 Loan Portfolio.

(a) As of the date hereof, neither AMNB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively,

“Loans”) in which AMNB or any Subsidiary of AMNB is a creditor that, as of June 30, 2023, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of June 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of AMNB or any of its Subsidiaries, or to the knowledge of AMNB, any affiliate of any of the foregoing. Section 3.27(a) of the AMNB Disclosure Schedule sets forth a true and complete list of (A) all of the Loans of AMNB and its Subsidiaries that, as of June 30, 2023, had an outstanding balance of $500,000 and were classified by AMNB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of AMNB or any of its Subsidiaries that, as of June 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan of AMNB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of AMNB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of AMNB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting and servicing standards of AMNB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which AMNB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) Neither AMNB nor any of its Subsidiaries is now nor has it ever been since January 1, 2020 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.28 Deposits. All of the deposits held by AMNB Bank (including the records and documentation pertaining to such deposits) are held in compliance, in all material respects, with (a) all applicable policies, practices and procedures of AMNB Bank and (b) all applicable laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All deposit account applications for deposits held by AMNB Bank have been solicited, taken and evaluated and applicants notified in a manner that complied, in all material respects, with all applicable laws. All deposit accounts for deposits held by AMNB Bank have been, in all material respects, maintained and serviced by AMNB Bank or its affiliates in accordance with the deposit account agreements and AMNB’s applicable policies, practices and procedures.

3.29 Insurance. AMNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of AMNB reasonably has determined to be prudent, and AMNB and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of AMNB and its Subsidiaries, AMNB or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by AMNB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy. Neither AMNB nor any of its Subsidiaries has received written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any insurance policies.

3.30 Investment Advisory, Insurance and Broker-Dealer Matters.

(a) No Subsidiary of AMNB is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b) No Subsidiary of AMNB is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority, Inc. (“FINRA”)) any member firm of FINRA.

(c) No Subsidiary of AMNB conducts insurance operations that require a license from any national, state or local Governmental Entity under any applicable law.

(d) Since January 1, 2020, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of AMNB or any AMNB Subsidiary (“AMNB Agent”) wrote, sold, produced, managed, administered or procured business for AMNB or a AMNB Subsidiary, such AMNB Agent was, at the time the AMNB Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, except where the failure to be so licensed would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AMNB. No AMNB Agent has been since January 1, 2020, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such AMNB Agent’s writing, sale, management, administration or production of insurance business for AMNB or any AMNB Subsidiary, except for violations that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AMNB. Each AMNB Agent was appointed by AMNB or a AMNB Subsidiary in material compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such AMNB Agent were undertaken in material compliance with applicable insurance laws, rules and regulations. Since January 1, 2020, (i) AMNB and the AMNB Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, except where the failure to make such notices, submissions reports or other filings would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on AMNB, (ii) all contracts, agreements, arrangements and transactions in effect between AMNB or any AMNB Subsidiary and any affiliate are in material compliance with the requirements of all applicable insurance holding company statutes, and (iii) AMNB and each AMNB Subsidiary has operated and otherwise been in material compliance with all applicable insurance laws, rules and regulations.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by AMNB in this Article III, neither AMNB nor any other person makes any express or implied representation or warranty with respect to AMNB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and AMNB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither AMNB nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to AMNB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Buyer or any of its affiliates or Representatives in the course of their due diligence investigation of AMNB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by AMNB in this Article III.

(b) AMNB acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as disclosed in the disclosure schedule delivered by Buyer to AMNB concurrently herewith (the “Buyer Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to other sections or (b) as disclosed in any Buyer SEC Report (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to AMNB as follows:

4.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is a bank holding company duly registered under the BHC Act. Buyer has the power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. True and complete copies of the Buyer Articles, and Buyer Bylaws, in each case as in effect as of the date of this Agreement, have previously been made available by Buyer to AMNB. The Buyer Articles and the Buyer Bylaws comply with applicable law.

(b) Buyer Bank is a bank duly chartered, validly existing and in good standing under the laws of the Commonwealth of Virginia and a direct, wholly owned Subsidiary of Buyer. Buyer Bank has the power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Buyer Bank is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. True and complete copies of the articles of incorporation of Buyer Bank, as amended (the “Buyer Bank Articles”), and the bylaws of Buyer Bank (the “Buyer Bank Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Buyer to AMNB. The Buyer Bank Articles and the Buyer Bank Bylaws comply with applicable law.

(c) Each Subsidiary of Buyer other than Buyer Bank (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except for jurisdictions where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer and (iii) has all requisite corporate or similar power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Buyer or any Subsidiary of Buyer to pay dividends or distributions except, in the case of Buyer or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities (including under federal laws or the laws of the Commonwealth of Virginia or state law applicable to such Subsidiary). The deposit accounts of Buyer Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Buyer, threatened. Neither Buyer nor any Subsidiary of Buyer is in material violation of any of the provisions of their respective articles or certificate of incorporation or bylaws (or comparable organizational documents).

4.2 Capitalization.

(a) The authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock, and 500,000 shares of serial preferred stock, par value $10.00 per share. As of the date of this Agreement, there are (i) 75,005,226 shares of Buyer Common Stock issued and outstanding, including 492,313 shares of Buyer Common Stock granted in respect of outstanding restricted stock award with respect to shares of Buyer Common Stock (“Buyer Restricted Stock Awards”), (ii) no shares of Buyer Common Stock held in treasury, (iii) 20,535 shares of Buyer Common Stock reserved for issuance upon the exercise of outstanding stock option with respect to Buyer Common Stock (“Buyer Stock Options”), (iv) 234,098 shares of Buyer Common Stock (assuming performance goals are satisfied at the target level) or 468,196 shares of Buyer Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding restricted stock unit awards with respect to Buyer Common Stock that vests based on the achievement of performance goals (“Buyer Performance-Based RSU Awards”), (v) 17,250 shares of Buyer’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) and 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Series A Preferred Stock, and (vi) no other shares of capital stock or other voting securities or equity interests of Buyer issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable laws. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote. None of the outstanding shares of capital stock of Buyer has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Buyer.

(b) Other than Buyer Restricted Stock Awards, Buyer Stock Options and Buyer Performance-Based RSU Awards (collectively, “Buyer Equity Awards”) issued prior to the date of this Agreement as described in Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Buyer, or contracts, commitments, understandings or arrangements by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(c) Other than Buyer Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding.

4.3 Buyer Subsidiaries. Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable securities laws) and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable (except, with respect to Subsidiaries that are depository institutions), with no personal liability attaching to the ownership thereof, and all such shares of capital stock have been issued or granted, as applicable, in material compliance with all applicable laws.

4.4 Authority; No Violation.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has determined that this Agreement and the Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Buyer and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers). No other corporate proceedings on the part of Buyer is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by AMNB) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Buyer Common Stock to be issued in the Merger have been validly authorized, and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby (including the Mergers), nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Buyer or (ii) assuming that the consents and approvals referred to in Section 4.5 are duly obtained, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

4.5 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE or Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and Bank Merger Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the SEC, and approval of such applications, filings and notices, (d) the filing of any required notices with the OCC, (e) the filing of any required applications, filings and notices, as applicable, with the BFI of the VSCC in connection with the Mergers, and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement (in which the Proxy Statement/Prospectus will be included), and the declaration of effectiveness of the Registration Statement, (g) the filing of the Articles of Merger with the VSCC pursuant to the VSCA, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or any third party are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers on a timely basis.

4.6 Regulatory Reports.

(a) Buyer and each of its Subsidiaries have timely filed (or furnished, as applicable) all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including any Regulatory Reports, and have paid all fees and assessments due and payable in connection therewith in compliance in all material respects with applicable law. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the Ordinary Course, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2020, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were true and complete in all material respects and in compliance in all material respects with the requirements of any applicable law and of the applicable Regulatory Agency. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the Ordinary Course, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries and (ii) are not any unresolved inquiries by or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Since January 18, 2023, Buyer has been in material compliance with applicable listing and corporate governance rules and regulations of the NYSE.

(b) A true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any of Buyer or its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2020 (the “Buyer SEC Reports”) is publicly available. No such Buyer SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer SEC Reports.

4.7 Financial Statements.

(a) The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (“Buyer Financial Statements”) (i) are true and complete in all material respects, (ii) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries, (iii) fairly present in all material respects the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows and consolidated balance sheets of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iv) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (v) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2020, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The financial statements contained in the Call Reports of Buyer Bank for the periods ended on or after January 1, 2020, (i) are true and complete in all material respects, (ii) have been prepared from, and are in accordance with, the books and records of Buyer Bank, (iii) fairly present in all material respects the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows and consolidated balance sheets of Buyer Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iv) complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and with the published rules and regulations with respect thereto, and (v) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (including any notes thereto) and for liabilities incurred in the Ordinary Course since March 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(d) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or leased or provided as a service to, Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom). Buyer and Buyer Bank (i) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of the Buyer Financial Statements and to ensure that information relating to Buyer, including its Subsidiaries, is made known to the chief executive officer, the chief financial officer or other members of executive management of Buyer by others within those entities (A) as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions of Buyer and provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of Buyer are being made only in accordance with authorizations of members of executive management of Buyer, and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Buyer that could have a material effect on its financial statements, and (ii) have disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of

Buyer’s Board of Directors (x) any significant deficiencies and material weaknesses (in each case, as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. These disclosures were made in writing by management to Buyer’s auditors and audit committee. To the knowledge of Buyer, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e) Since January 1, 2020, (i) neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any Representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer, or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Buyer, or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Buyer, or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of Buyer or any committee thereof, or to the knowledge of Buyer, to any director or officer of Buyer or any of its Subsidiaries. To Buyer’s knowledge, there has been no instance of fraud by any Subsidiary of Buyer, whether or not material.

(f) The independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements included in Buyer SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.

4.8 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co., neither Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.9 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b) Since December 31, 2022, Buyer and its Subsidiaries have carried on their respective businesses in all material respects only in the Ordinary Course.

4.10 Legal Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Buyer, threatened Litigation against Buyer or any of its Subsidiaries or any of their current or former directors, executive officers or employees that (a) if adversely determined, would, individually or in the aggregate, be reasonably likely to result in a material restriction on Buyer or any of its Subsidiaries’ businesses or (b) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, or (c) is challenging the validity, enforceability or propriety of this Agreement or the transactions contemplated by this Agreement.

4.11 Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. Neither Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of Buyer and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Buyer and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The accrual for Taxes on the most recent balance sheet of Buyer would be adequate to pay all Tax liabilities of Buyer and its Subsidiaries if its current tax year were treated as ending on the Closing Date. There are no liens with respect to Taxes upon any asset of Buyer or any of its Subsidiaries other than liens for Taxes not yet due and payable. Neither Buyer nor any of its Subsidiaries is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any governmental authority requesting permission for any changes in any of accounting methods of the Buyer or any of its Subsidiaries for Tax purposes. Neither Buyer nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Buyer and its Subsidiaries or the assets of Buyer and its Subsidiaries. Neither Buyer nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. Neither Buyer nor any of its Subsidiaries (i) has been a member of an affiliated group filing a (other than either an agreement or arrangement exclusively between or among Buyer and its Subsidiaries or a commercial Tax indemnity in a contract the primary purpose of which is not Taxes) consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Buyer) or (ii) has any liability for the Taxes of any person (other than Buyer or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Buyer nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Buyer nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any “tax shelter” within the meaning of Section 6662 of the Code. At no time during the time period specified in Section 897(c)(1)(A)(ii) of the Code has Buyer been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.12 Compliance with Applicable Law.

(a) Buyer and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. There has occurred no material default under any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization. To the knowledge of Buyer, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Since January 1, 2020, Buyer and each of its Subsidiaries have materially complied with and are not in material default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to Buyer or any of its Subsidiaries.

(c) Subject to Section 9.14, neither Buyer nor its Subsidiaries has, since January 1, 2020, received a written notification or communication from any Governmental Entity or the staff thereof asserting that Buyer or its Subsidiaries are not in compliance with any law, statute, order, rule, regulation, policy and/or guideline or engaging in an unsafe or unsound activity or in troubled condition.

(d) Buyer Bank has a CRA rating of “satisfactory” or better as of its most recently completed CRA examination.

(e) As of the date hereof, Buyer and each insured depository institution Subsidiary of Buyer is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Buyer nor any of its Subsidiaries has received any indication from a Governmental Entity that within one (1) year from the date of this Agreement its status as “well-capitalized” will change or that Buyer’s CRA rating will change to be less than “satisfactory.”

4.13 State Takeover Laws. The Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.14 Reorganization. Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Buyer Information. The information relating to Buyer and its Subsidiaries or that is provided by Buyer or its Subsidiaries or their respective Representatives for inclusion in the Registration Statement, the Proxy Statement/Prospectus or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to Buyer and its Subsidiaries and other portions within the reasonable control of Buyer and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of AMNB or its Subsidiaries for inclusion in the Registration Statement, the Proxy Statement/Prospectus or in any other document filed with any Governmental Entity in connection herewith.

4.16 Insurance. Buyer and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent, and Buyer and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Buyer and its Subsidiaries, Buyer or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by Buyer or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy. Neither Buyer nor any of its Subsidiaries has received written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any insurance policies.

4.17 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to AMNB or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to AMNB or any of its affiliates or Representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by Buyer in this Article IV.

(b) Buyer acknowledges and agrees that AMNB has not made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as set forth in the AMNB Disclosure Schedule, as required by law or as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), AMNB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the Ordinary Course and (b) use reasonable best efforts to maintain and preserve intact its business organization, rights, permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees. As used in this Agreement, “Ordinary Course” shall mean the conduct of the business of a party in substantially the same manner in all material respects as such business was operated on the date of this Agreement, including operations in conformance and consistent in all material respects with the party’s practices and procedures prior to and as of such date.

5.2 AMNB Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as set forth in the AMNB Disclosure Schedule or as required by law, AMNB shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any debt obligation or other indebtedness or obligation for borrowed money (other than indebtedness of AMNB to AMNB Bank or of AMNB Bank to AMNB, or the creation of deposit liabilities, purchases of federal funds with a maturity not in excess of six (6) months, borrowings from any Federal Home Loan Bank with a maturity not in excess of six (6) months, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(b) (i) adjust, split, combine or reclassify any capital stock;

 (ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any AMNB Securities or AMNB Subsidiary Securities, except (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.2(b)(ii) of the AMNB Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of AMNB to AMNB or any of their wholly owned Subsidiaries in the Ordinary Course, or (C) regular distributions on outstanding trust preferred securities in accordance with their terms, in each case, outstanding as of the date hereof or granted after the date hereof as expressly permitted by this Agreement and in the Ordinary Course and the terms of the applicable award agreements as in effect as of the date hereof or entered into after the date hereof as expressly permitted by this Agreement;

 (iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any AMNB Securities or AMNB Subsidiary Securities;

 (iv) make any new Loans to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of AMNB and its Subsidiaries in excess of $500,000;

 (v) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any AMNB Securities or AMNB Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any AMNB Securities or AMNB Subsidiary Securities, except (i) pursuant to the vesting or settlement of equity-based awards outstanding as of the date hereof or granted after the date hereof as expressly permitted by this Agreement and in accordance with their terms as in effect on the date hereof or entered into after the date hereof as expressly permitted by this Agreement, and (ii) pursuant to AMNB’s dividend reinvestment plan;

(c) adopt or implement any shareholder rights plan or similar arrangement;

(d) (i) purchase any securities (other than investment securities in the Ordinary Course) or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any person other than AMNB Bank, or otherwise acquire direct or indirect control over any person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned AMNB Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than investment securities in the Ordinary Course) to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than pursuant to contracts or agreements in force at the date of this Agreement;

(f) in each case except for transactions in the Ordinary Course, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any AMNB Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to AMNB, or (ii) enter into any contract that would constitute a AMNB Contract, if it were in effect on the date of this Agreement;

(g) except as required under the terms of any of AMNB Benefit Plans existing as of the date hereof, including for compliance with applicable law or as required by third-party benefit administrators, as such plans may be renewed or operated in the Ordinary Course, as applicable, or as permitted under Section 6.5(g), (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in connection with a new hire expressly permitted by this Section 5.2 or a promotion, in each instance, in the Ordinary Course, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) increase the compensation or benefits payable to current or former employees, officers, directors or individual consultants (other than in connection with a promotion) by an amount greater than three percent (3%) of the total compensation and benefits payable to such individuals as of the date hereof in the aggregate, (iv) pay or award, or commit to pay or award, or accelerate the vesting of, any non-equity-based bonuses or incentive compensation, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any equity-based awards or other equity-based compensation, or authorize cash payments in exchange for any equity-based awards or other equity-based compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention or bonus agreement or similar agreement or arrangement, other than in connection with a new hire expressly permitted by this Section 5.2 or a promotion, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary or wage rate is greater than $200,000, other than for cause, (ix) hire any officer, employee or individual consultant who has an annual base salary or wage rate greater than $200,000 other than to replace a departed employee or fill an open position, or (x) become a party to or bound by any collective bargaining agreement or other agreement with a labor union or labor organization with respect to its employees;

(h) (i) commence any claim, suit, action or proceeding other than in the Ordinary Course, or (ii) settle any claim, suit, action or proceeding, except in the Ordinary Course involving solely monetary remedies in an amount, individually and in the aggregate, greater than $500,000, and that would not impose any material restriction on, or create any adverse precedent the business of it or its Subsidiaries, the Surviving Corporation or the Surviving Bank;

(i) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend, waive, rescind or otherwise modify its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(k) implement or adopt any change in its accounting principles, practices, methods or systems and internal accounting controls or disclosure controls, other than as may be required by GAAP;

(l) enter into any new line of business or, other than in the Ordinary Course, change in any material respect its lending, investment, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and practices and other banking and operating, securitization and servicing policies and practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable regulation or policies imposed by any Governmental Entity;

(m) other than in the Ordinary Course, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as requested by a Governmental Entity or required by GAAP;

(n) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (i) Loans or commitments for Loans with a principal balance less than $15,000,000 in full compliance with AMNB Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies (provided, that this exception shall not permit AMNB or its Subsidiaries to acquire such Loans), (ii) Loans or commitments for Loans with a principal balance less than $10,000,000 in full compliance with AMNB Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment; provided, that this exception shall not permit AMNB or its Subsidiaries to acquire any such Loans, and (iii) amendments or modifications of any existing Loan in full compliance with AMNB Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies; provided, that, if AMNB shall request the prior approval of Buyer in accordance with this Section 5.2(n) and Buyer shall not have disapproved such request within five (5) business days from the date on which Buyer received such request and all information that would be necessary for Buyer to make a determination to underwrite the Loan, then such request shall be deemed to be approved by Buyer;

(o) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(p) make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate;

(q) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(r) cancel, compromise, waive, or release any material indebtedness owed to any person or any rights or claims held by any person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any AMNB Contract in force at the date of the Agreement;

(s) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(t) except for non-exclusive licenses and the expiration of Intellectual Property in the Ordinary Course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of AMNB or its Subsidiaries;

(u) materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(v) notwithstanding any other provisions hereof, take any action that is intended to or which would reasonably be expected to (i) adversely affect, impede or materially delay (A) consummation of the transactions contemplated by this Agreement on a timely basis, (B) the receipt of any consents or approvals of any Regulatory Agency or third party required to consummate the transactions contemplated by this Agreement, or (C) the performance of its obligations, covenants or agreements under this Agreement, or (ii) result in any of the conditions set forth in Article VII not being satisfied; or

(w) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Buyer Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as set forth in the Buyer Disclosure Schedule or as required by law, Buyer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of AMNB (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend any provision of the Buyer Articles or Buyer Bylaws in a manner that would adversely affect AMNB or the holders of AMNB Common Stock relative to other holders of Buyer Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Buyer;

(c) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Buyer;

(d) notwithstanding any other provisions hereof, take any action that is intended to or which would reasonably be expected to (i) adversely affect, impede or materially delay (A) consummation of the transactions contemplated by this Agreement on a timely basis, (B) the receipt of any consent or approval required to consummate the transactions contemplated by this Agreement, or (C) the performance of its obligations, covenants or agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis, or (ii) result in any of the conditions set forth in Article VII not being satisfied; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Buyer and AMNB shall prepare and shall file with the SEC the Proxy Statement/Prospectus and Buyer shall file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to AMNB shareholders at the AMNB Meeting. Such proxy materials shall also constitute a prospectus relating to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Buyer and AMNB agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Buyer and AMNB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and AMNB shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders as promptly as practical after the Registration Statement is declared effective under the Securities Act. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and AMNB shall furnish all information concerning AMNB and the holders of AMNB Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such Governmental Entities. Buyer and AMNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that AMNB shall not have the right to review portions of material filed by Buyer or Buyer Bank with a Governmental Entity that contain competitively sensitive business information or confidential supervisory information, in which case, to the extent reasonably practicable, the Buyer or Buyer Bank will make appropriate substitute disclosure arrangements to AMNB. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, permits, waivers, non-objections, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board and the BFI of the VSCC, and (ii) set forth in Section 3.5 or Section 4.5 that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers) or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, the Surviving Corporation or the Surviving Bank following the Effective Time.

(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer or any of its Subsidiaries, and AMNB or any of its Subsidiaries shall not be permitted (without the written consent of Buyer), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would be materially financially burdensome to the business, operations, financial condition or results of operations of Buyer, the Surviving Corporation or the Surviving Bank, or their respective Subsidiaries, in each case, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) Buyer and AMNB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Buyer, AMNB or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(e) Buyer and AMNB shall promptly advise each other upon receiving any material communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, AMNB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, personnel, information technology systems and records, provided, that such investigation or requests shall not interfere unnecessarily with normal operations of AMNB or its Subsidiaries, and, during such period, AMNB shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that AMNB is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither Buyer nor AMNB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or AMNB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Buyer and AMNB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 8, 2023, between Buyer and AMNB (the “Confidentiality Agreement”).

(c) No investigation by Buyer or its Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of AMNB set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholder Approval. AMNB shall call a meeting of its shareholders (the “AMNB Meeting,”) to be held as soon as reasonably practicable after the Registration Statement is declared effective, for the purpose of obtaining (a) the Requisite AMNB Vote and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and AMNB shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable after the date of this Agreement. AMNB and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of AMNB, the Requisite AMNB Vote, including by communicating to the shareholders of AMNB its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that the shareholders of AMNB adopt and approve this Agreement and the transactions contemplated hereby (the “AMNB Board Recommendation”). AMNB and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Buyer, the AMNB Board Recommendation, (ii) fail to make the AMNB Board Recommendation in the Proxy Statement/Prospectus, or otherwise submit this Agreement to its shareholders for adoption and approval without recommendation, (iii) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the AMNB Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the AMNB Meeting, as applicable) after an Acquisition Proposal is made public or any request by Buyer to do so, (v) take any action, or make any public statement, filing or release inconsistent with the AMNB Board Recommendation or (vi) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, if (x) after the date hereof, AMNB receives a Superior Proposal and (y) the Board of Directors of AMNB, after consulting with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to be a violation of its fiduciary duties under applicable law to make or continue to make the AMNB Board Recommendation, AMNB’s Board of Directors may, prior to the receipt of the Requisite AMNB Vote, (A) submit this Agreement to AMNB shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event AMNB’s Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, or (B) terminate this Agreement pursuant to Section 8.1(g) and enter into an Acquisition Agreement with respect to a Superior Proposal subject to compliance with Section 8.2(b)(ii); provided, that AMNB’s Board of Directors may not take any actions under this sentence unless it (I) has complied in all material respects with Section 6.11, (II) gives Buyer at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including the latest material terms and conditions and the identity of the third party in any such Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances, including the information under Section 6.11(b)) and (III) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Buyer and, after consulting with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such Superior Proposal remains a Superior Proposal and it would nevertheless be reasonably likely to be a violation of its fiduciary duties under applicable law to make or continue to make the AMNB Board Recommendation. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3, except that the notice period shall be three (3) business days rather than the five (5) business day notice period otherwise contemplated by the preceding sentence. AMNB shall adjourn or postpone the AMNB Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of AMNB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the AMNB Meeting shall be convened and this Agreement shall be submitted to the shareholders of AMNB at the AMNB Meeting, and nothing contained herein shall be deemed to relieve AMNB of such obligation.

6.4 Operating Functions. AMNB and AMNB Bank shall cooperate with Buyer and Buyer Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other party). Prior to the Effective Time, each party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5 AMNB Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, except as contemplated by this Agreement, Buyer shall cause to be provided (i) to employees who are actively employed by AMNB or its Subsidiaries on the Closing Date (“Current Employees”), who continue to be employed by Buyer or its Subsidiaries immediately following the Closing Date for so long as such employee is employed following the Closing Date (“Covered Employees”) employee benefits (other than severance benefits) under Buyer Benefit Plans and compensation, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Buyer or its Subsidiaries to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any of Buyer or its Subsidiaries; and (ii) to Current Employees whose employment is terminated due to restructuring, reorganization, or position elimination or who resign as a result of a relocation of more than thirty-five (35) miles during such period (other than any such employee who is (A) party to an individual agreement or letter that entitles such person to severance or termination benefits or (B) entitled to a change in control payment in connection with the transactions contemplated hereby) the severance benefits described in Section 6.5(a) of the AMNB Disclosure Schedule, subject to the applicable employee entering into and not revoking a standard release of claims. Until such time as Buyer shall cause the Covered Employees to participate in the applicable Buyer Benefit Plans, the continued participation of the Covered Employees in the analogous AMNB Benefit Plan, if any, shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Buyer Benefit Plan may commence at different times with respect to each Buyer Benefit Plan). For purposes of determining eligibility to participate and vesting under the Buyer Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Buyer’s paid time off program, Buyer shall amend the Buyer Benefit Plans (to the extent necessary), prior to and effective at the Effective Time, such that the service of the Covered Employees with AMNB or its Subsidiaries prior to the Effective Time shall be treated as service with Buyer or any of its Subsidiaries participating in such Buyer Benefit Plan, to the same extent that such service was recognized by AMNB and its Subsidiaries for purposes of a similar benefit plan; provided, that such recognition of service shall not (x) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, or (y) apply for purposes of any plan, program or arrangement (A) under which similarly-situated employees of Buyer and its Subsidiaries do not receive credit for prior service, (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (C) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) From and after the Effective Time, without limiting the generality of Section 6.5(a), with respect to each Covered Employee (and their beneficiaries), Buyer shall use commercially reasonable efforts to cause each life, disability, medical, dental or vision plan of Buyer or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or vision plans of AMNB and its Subsidiaries, (ii) provide credit under medical, dental and vision plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of AMNB or its Subsidiaries prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous AMNB Benefit Plan prior to the Effective Time.

(c) Notwithstanding anything herein to the contrary, from the date hereof through the Effective Time, neither AMNB nor any of its affiliates shall take any material action (or cause or authorize any service provider or other third party to take any such action) regarding the termination of the AMNB Pension Plan, or the related wind-down, asset distribution, or other administration thereof (collectively, the “Pension Plan Termination”) without Buyer’s consent (which consent shall not be unreasonably withheld or delayed). AMNB shall provide Buyer with a copy of any resolutions, plan amendments, notices or other documents relating to the Pension Plan Termination in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith).

(d) Upon request by Buyer in writing at least twenty (20) days prior to the Closing Date, AMNB and its Subsidiaries shall cooperate in good faith with Buyer prior to the Closing Date to amend, freeze, terminate or modify any other AMNB Benefit Plan to the extent and in the manner determined by Buyer effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable law. AMNB shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.5(d), as applicable, and give AMNB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, AMNB shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e) Nothing in this Agreement is intended to confer upon any person, including any current or former employee, officer, director or consultant of AMNB or any of its Subsidiaries or affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any AMNB Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer (“Buyer Benefit Plan”), AMNB or any of their respective affiliates; (ii) alter or limit the ability of Surviving Corporation, Buyer or any of their Subsidiaries or affiliates to amend, modify or terminate any AMNB Benefit Plan, employment agreement, or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of AMNB or any of its Subsidiaries or affiliates, any right to employment or continued employment or continued service with Buyer or any of its Subsidiaries, the Surviving Corporation or AMNB or its Subsidiaries, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, AMNB, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of AMNB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

(f) On the Closing Date, AMNB shall provide Buyer with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least fifty percent (50%) in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity, and facility location.

(g) To the extent AMNB determines, based on calculations reasonably satisfactory to AMNB and Buyer, that any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, AMNB shall, prior to the Closing Date, cooperate in good faith with Buyer to effect reasonable measures to minimize the likelihood that any such payments or benefits may be characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. Notwithstanding the foregoing, AMNB reserves the right to amend the terms of any of the AMNB Benefit Plans to modify the payment timing of amounts thereunder, subject to the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), in order to minimize the likelihood that any payments or benefits may be characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(h) Buyer will, as of and after the Effective Time, assume and honor all employment, severance, change in control, salary continuation, supplemental executive retirement and deferred compensation agreements or plans that AMNB and the AMNB Subsidiaries have with their current and former officers, directors and employees and which are set forth in Section 3.12(a)(i) of the AMNB Disclosure Schedule, except to the extent (i) the affected individual has consented to alternative treatment, (ii) subject to the consent of each affected individual to the extent required by the terms of such agreements or plans, any such agreements or plans shall be superseded or amended on or after the Effective Time in the Ordinary Course for transactions of this type and in accordance with their terms; or (iii) any such agreements or plans shall have been materially amended, terminated or superseded without Buyer’s consent after the date hereof but prior to the Effective Time. For the avoidance of doubt, the foregoing does not limit Buyer’s rights under the terms of the applicable agreements or plans (including with respect to amendment or termination) or limit AMNB’s obligations under Section 5.2.

(i) As of the date hereof, Buyer has entered into executive consulting agreements with certain employee of AMNB set forth in Exhibit B hereto, to be effective upon the Closing. After the date hereof but prior to the Closing, Buyer will enter into executive agreements with, or otherwise provide offers of employment to, certain employees of AMNB set forth in Schedule II hereto, to be effective upon the Closing.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the extent permitted by applicable law, the Surviving Corporation or Buyer shall indemnify, defend and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) any person who is entitled to indemnification (each, a “AMNB Indemnified Party” and collectively, the “AMNB Indemnified Parties”) as of the date of this Agreement by AMNB pursuant to the AMNB Articles, the AMNB Bylaws, the governing or organizational documents of any Subsidiary of AMNB and any indemnification agreements in existence as of the date hereof and set forth in Section 6.6(a) of the AMNB Disclosure Schedule (collectively, the “AMNB Charters”), pertaining to matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any AMNB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such AMNB Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation or Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by AMNB (provided, that the Surviving Corporation or Buyer may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that the Surviving Corporation and Buyer shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by AMNB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation or Buyer shall cause to be maintained policies of insurance which, in the Surviving Corporation’s or Buyer’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Buyer or AMNB, in consultation with the other party, may obtain at or prior to the Effective Time a six (6)-year “tail” policy under AMNB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each AMNB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation or Buyer will cause proper provision to be made so that the successors and assigns of the Surviving Corporation or Buyer will expressly assume the obligations set forth in this Section 6.6.

6.7 Additional Agreements. At any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, each of AMNB and Buyer shall, and shall cause each of their Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent or approval by any Governmental Entity and any other third party that is required to be obtained by AMNB or Buyer or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and the Surviving Bank with full title to all assets, rights, consents, permits, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8 Advice of Changes. Buyer and AMNB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (b) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.9 Litigation. Each of AMNB and Buyer shall promptly notify each other in writing of any Litigation, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of AMNB or Buyer, as applicable, threatened against AMNB, Buyer or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by AMNB, Buyer or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby. AMNB shall give Buyer prompt notice of any shareholder Litigation, subpoena or summons against AMNB or its directors or officers relating to the transactions contemplated by this Agreement and shall give Buyer every opportunity to participate (at its own expense) in the defense or settlement of any such Litigation, subpoena or summons. AMNB shall give Buyer the right to review and comment on all filings or responses to be made by AMNB in connection with any such Litigation, subpoena or summons. No settlement shall be agreed to by AMNB or its Subsidiaries without Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, that Buyer shall not be obligated to consent to any settlement which does not include a full release of Buyer and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation, Buyer or any of their respective affiliates.

6.10 Corporate Governance.

(a) On or prior to the Effective Time, the Board of Directors of each of Buyer and Buyer Bank shall cause the number of directors that will comprise the full Board of Directors of each of the Surviving Corporation and the Surviving Bank at the Effective Time to be increased by two (2) members, and as of the Effective Time shall appoint the individuals set forth in Schedule I to the Boards of Directors of the Surviving Corporation and the Surviving Bank (the “AMNB Directors”).

(b) Subject to compliance by the Board of Directors of the Surviving Corporation with its fiduciary duties (including compliance with the Surviving Corporation’s organizational documents and corporate governance guidelines) and applicable law, the Surviving Corporation shall nominate and recommend each of the AMNB Directors for reelection to the Board of Directors of the Surviving Corporation at each meeting of the shareholders of the Surviving Corporation at which directors are elected from the Effective Time at least until the 2027 annual meeting of shareholders of the Surviving Corporation, and the Surviving Corporation’s proxy materials with respect to such meetings shall include the recommendation of the Board of Directors of the Surviving Corporation that its shareholders vote to reelect each AMNB Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Surviving Corporation.

(c) Subject to compliance by the Board of Directors of each of the Surviving Corporation and Surviving Bank with its fiduciary duties (including compliance with the organizational documents and corporate governance guidelines of the Surviving Corporation and Surviving Bank) and applicable law, the Surviving Corporation and the Surviving Bank shall cause each of the AMNB Directors to continue to serve as directors of the Surviving Bank from the Effective Time at least until the 2027 annual meeting of shareholders of the Surviving Corporation.

(d) Notwithstanding the foregoing, the obligations of Buyer, Buyer Bank, the Surviving Corporation and the Surviving Bank to appoint the AMNB Directors and nominate them for election are subject to each AMNB Director’s compliance with Buyer’s governance and ethics policies in place from time to time, as reasonably determined by Buyer’s Board of Directors.

6.11 Acquisition Proposals.

(a) AMNB agrees that it will not, and will cause each of its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal, (iv) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract), or (v) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite AMNB Vote, AMNB receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.11(a), AMNB may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (but only if AMNB shall have provided such information to Buyer concurrently or prior to furnishing it to any such person) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of AMNB concludes in good faith (after consulting with its outside counsel, and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or could reasonably be expected to lead to, a Superior Proposal and that the failure to take such actions would be reasonably likely be a violation of its fiduciary duties under applicable law; provided, that prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, AMNB shall have (A) provided such information to Buyer and entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with AMNB or otherwise prevent AMNB from providing any information to Buyer in accordance with this Agreement or otherwise comply with its obligations under this Agreement, and (B) provided Buyer with at least one (1) business day prior notice of taking any such action. AMNB will, and will cause its Representatives to, (x)

immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the parties hereto, as applicable, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and (y) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto and its Representatives) that has made or indicated an intention to make an Acquisition Proposal.

(b) AMNB will promptly (within twenty-four (24) hours) advise Buyer following receipt of (i) any Acquisition Proposal or (ii) any request for nonpublic information or any other inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Buyer with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal (or a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral), and will keep Buyer apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(c) As used in this Agreement, (i) “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of AMNB and its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of AMNB, or twenty-five percent (25%) or more of any class of equity or voting securities of AMNB or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of AMNB, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of AMNB or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of AMNB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving AMNB or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of AMNB and (ii) “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal with respect to which the Board of Directors of AMNB determines in its good faith judgment (after consulting with its outside legal counsel and its financial advisor) is reasonably likely to be consummated in accordance with the terms proposed, and if consummated, would result in a transaction more favorable, from a financial point of view, to AMNB’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Buyer), taking into account all legal, financial, regulatory and other relevant factors (including (A) the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal), and (B) any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such offeree to consummate the Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty-five percent (25%)” in the definitions of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.

(d) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.11 by any Subsidiary or Representative of AMNB shall constitute a breach of this Section 6.11 by AMNB. In addition to the foregoing, AMNB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e) Nothing contained in this Agreement shall prevent AMNB or its Board of Directors from (i) taking and disclosing to the shareholders of AMNB a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act or (ii) making any “stop, look and listen” communication to the shareholders of AMNB pursuant to Rule 14d-9(f) under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.12 Public Announcements. AMNB and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall, subject to applicable law, consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.12.

6.13 Change of Method. Buyer may, at any time prior to the Effective Time, change the method or structure of effecting the combination of AMNB and Buyer and their respective Subsidiaries (including the provisions of Article I) and, if and to the extent requested by Buyer, AMNB agrees to enter into such amendments to this Agreement to give effect to such restructuring; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (a) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock received by holders of AMNB Common Stock in exchange for each share of AMNB Common Stock, (b) adversely affect the Tax treatment of the Merger with respect to AMNB’s shareholders or any of the parties or (c) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.

6.14 Restructuring Efforts. If AMNB shall have failed to obtain the Requisite AMNB Vote at the duly convened AMNB Meeting, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of AMNB as provided for in this

Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to AMNB’s shareholders for approval; provided that the parties shall have no obligations under this Section 6.14 if AMNB has received a Superior Proposal without breaching this Agreement.

6.15 Takeover Statutes. None of AMNB, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16 Tax Treatment.

(a) Each party intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger to, and to take no action which would cause the Merger not to, in each case, qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. The parties shall cooperate and use their reasonable best efforts in order for (i) Buyer to receive the opinion described in Section 7.2(d) and (ii) AMNB to receive the opinion described in Section 7.3(c). The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Code.

(b) Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Williams Mullen, as applicable, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with deliveries of tax opinions by such counsels with respect to the Tax treatment of the Merger.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.

6.17 Exemption from Liability Under Section 16(b). The parties agree that, in order to most effectively compensate and retain AMNB Insiders, both prior to and after the Effective Time, it is desirable that AMNB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of AMNB Common Stock into shares of Buyer Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.17. AMNB shall deliver to Buyer in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of AMNB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “AMNB Insiders”), and the Boards of Directors of Buyer and of AMNB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of AMNB) any dispositions of AMNB Common Stock or AMNB Restricted Stock Awards by the AMNB Insiders, and (in the case of Buyer) any acquisitions of Buyer Common Stock by any AMNB Insiders who, immediately following the Merger, will be officers or directors of Buyer subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18 Listing. Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of AMNB Common Stock pursuant to this Agreement, and Buyer shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

6.19 Treatment of AMNB Indebtedness. Upon the Effective Time, Buyer shall assume the due and punctual performance and observance of the covenants to be performed by AMNB under the indentures set forth in Section 6.19 of the AMNB Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the debt securities governed thereby. In connection therewith, AMNB and Buyer shall, and shall cause their respective Subsidiaries to, as applicable, (a) execute and deliver, at or prior to the Effective Time, to the relevant agents and trustees under each of the indentures and related agreements governing AMNB’s and its Subsidiaries’ debt securities set forth in Section 6.19 of the AMNB Disclosure Schedule, such documents or instruments as are required to comply with the requirements of each such indenture in connection with the Merger and the other transactions contemplated hereby and to make such assumption effective as of the Effective Time, which documents or instruments shall be effective at, or conditioned upon the occurrence of, the Effective Time, and (b) take all actions reasonably necessary in connection with obtaining the execution of such instruments by the other parties required to execute such documents and instruments and take any other actions that are customary or necessary in connection therewith, including the execution and delivery by AMNB, Buyer or their respective Subsidiaries (as applicable) of customary officers’ certificates, supplemental indentures and legal opinions, respectively, to the relevant trustee under the applicable indenture, to the extent such certificates, supplemental indentures and opinions are required thereby or requested by the applicable trustee pursuant to the terms of the applicable indenture to make such assumption effective as of the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of AMNB by the Requisite AMNB Vote.

(b) NYSE Listing. The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Mergers is also subject to the satisfaction, or waiver by Buyer, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of AMNB set forth in Sections 3.1, 3.2(a) (except for inaccuracies which are de minimis in amount), 3.3, 3.4, 3.8, 3.9(a), 3.13(h) and 3.23, after giving effect to the lead-in to Article III, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of AMNB set forth in Sections 3.2(b), 3.2(c), and 3.2(d), in each case, after giving effect to the lead-in to Article III, shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of AMNB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on AMNB. Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of AMNB by the Chief Executive Officer or the Chief Financial Officer of AMNB to the foregoing effect.

(b) Performance of Obligations of AMNB. AMNB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of AMNB by the Chief Executive Officer or the Chief Financial Officer of AMNB to such effect.

(c) Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Materially Burdensome Regulatory Condition.

(d) Federal Tax Opinion. Buyer shall have received the opinion of Covington & Burling LLP, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of AMNB. The obligation of AMNB to effect the Merger is also subject to the satisfaction, or waiver by AMNB, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Sections 4.1, 4.2(a) (except for inaccuracies which are de minimis in amount), 4.3, 4.4, 4.8, 4.9 and 4.13, after giving effect to the lead-in to Article IV, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Buyer set forth in Section 4.2(b), after giving effect to the lead-in to Article IV, shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer. AMNB shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and AMNB shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c) Federal Tax Opinion. AMNB shall have received the opinion of Williams Mullen, in form and substance reasonably satisfactory to AMNB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AMNB, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite AMNB Vote:

(a) by mutual written consent of Buyer and AMNB;

(b) by Buyer or AMNB, if (i) (A) any Governmental Entity has denied a Requisite Regulatory Approval and such denial has become final and non-appealable or has advised Buyer in writing or orally that it will not grant (or intends to rescind or revoke) a Requisite Regulatory Approval, or (B) any Governmental Entity shall have requested in writing that any party or any of their respective affiliates withdraw (other than for technical reasons) and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain a Requisite Regulatory Approval, (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such order, injunction, decree or other legal restraint or prohibition; or (iii) the Requisite AMNB Vote is not obtained at the AMNB Meeting where such matters were presented to such shareholders for approval and voted upon;

(c) by Buyer or AMNB, if the Merger shall not have been consummated on or before July 24, 2024 (the “Termination Date”), if the failure to consummate the transactions contemplated hereby on or before the Termination Date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 8.1(c);

(d) by Buyer or AMNB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of AMNB, in the case of a termination by Buyer, or Buyer, in the case of a termination by AMNB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by AMNB, and which is not cured within forty-five (45) days following written notice to AMNB, in the case of a termination by Buyer, or Buyer, in the case of a termination by AMNB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Buyer, prior to the receipt of the Requisite AMNB Vote, if (i) AMNB or the Board of Directors of AMNB shall have made a Recommendation Change or (ii) AMNB or the Board of Directors of AMNB shall have breached its obligations under Section 6.3 or Section 6.11;

(f) by Buyer, if any Regulatory Agency has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Materially Burdensome Regulatory Condition; or

(g) by AMNB, prior to the receipt of the Requisite AMNB Vote, in order to concurrently enter into an agreement with respect to a Superior Proposal that was received and considered by AMNB in compliance with Sections 6.3 and Section 6.11.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by Buyer or AMNB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, AMNB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.12 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor AMNB shall be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of AMNB or shall have been made directly to the shareholders of AMNB or any person shall have publicly announced an Acquisition Proposal (whether or not withdrawn) and (A) thereafter this Agreement is terminated (x) by Buyer or AMNB pursuant to Section 8.1(b)(iii), (y) by Buyer or AMNB pursuant to Section 8.1(c) (and the Requisite AMNB Vote has not been obtained), or (z) by Buyer pursuant to Section 8.1(d), and (B) prior to the date that is twelve (12) months after the date of such termination, AMNB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then AMNB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same-day funds, a fee equal to $17,232,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(e) or by AMNB pursuant to Section 8.1(g), then AMNB shall pay Buyer, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of Buyer to recover liabilities or damages to the extent permitted herein, in no event shall AMNB be required to pay the Termination Fee more than once.

(d) The payment of the Termination Fee by AMNB pursuant to Section 8.2(b) constitutes liquidated damages and not a penalty, and shall be the sole remedy of Buyer in the event the Termination Fee is payable as specified in such section. Each of the parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if AMNB fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against AMNB for the Termination Fee or any portion thereof, AMNB shall pay the costs and expenses of Buyer (including attorneys’ fees and expenses) in connection with such suit. In addition, if AMNB fails to pay the amounts payable pursuant to this Section 8.2, then AMNB shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite AMNB Vote; provided, that after the receipt of the Requisite AMNB Vote, there may not be, without further approval of the shareholders AMNB, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite AMNB Vote, there may not be, without further approval of the shareholders of AMNB, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.2(b), 6.5(a), 6.5(b), 6.6, 6.10, 6.13 and 6.16 and this Article IX, and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Buyer and AMNB.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to AMNB, to:

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Attention:   Jeffrey V. Haley

E-mail:       haleyj@amnb.com

With a copy (which shall not constitute notice) to:

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Attention:   Scott H. Richter

       Benjamin A. McCall

E-mail:       srichter@williamsmullen.com

       bmccall@williamsmullen.com

and

(b)     if to Buyer, to:

Atlantic Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Attention:   John C. Asbury

E-mail:       john.asbury@atlanticunionbank.com

With a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street NW

Washington, District of Columbia 20001

Attention:   Frank M. Conner III

       Michael P. Reed

       Charlotte May

E-mail:       rconner@cov.com

       mreed@cov.com

       cmay@cov.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of AMNB means the actual knowledge of any of the officers of AMNB set forth in Section 9.6 of the AMNB Disclosure Schedule and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer set forth in Section 9.6 of the Buyer Disclosure Schedule and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided (whether by physical or electronic delivery) by one party or its Representatives to the other party and its Representatives at least three (3) business day prior to the date hereof, (ii) included in the virtual data room (on a continuation basis without subsequent modification) of a party at least three (3) business day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR, at least three (3) business day prior to the date hereof and (d) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Richmond, Virginia are authorized by law or executive order to be closed. The AMNB Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia (the “Chosen

Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 4.32(b) and Va. Code § 6.2-904(A)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, American National Bankshares Inc. and Buyer have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ Jeffrey V. Haley
Name: Jeffrey V. Haley
Title: President and Chief Executive Officer
ATLANTIC UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
Name: John C. Asbury
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]